Exhibit 10.46
WESTON M. ANDRESS
SEVERANCE AGREEMENT AND GENERAL RELEASE
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”), by and among COLONIAL PROPERTIES TRUST, COLONIAL PROPERTY SERVICES, INC. and WESTON M. ANDRESS (the “Employee”), an individual, is hereby entered into as of the 30th day of December, 2008.
     1. Employee hereby resigns from employment with Colonial Properties Trust (“Colonial”), and its subsidiaries and affiliates, and resigns from all the offices, directorships (including as a trustee of Colonial) and other positions (if any) Employee holds with Colonial and all of its respective directly and indirectly owned subsidiaries, affiliates and entities in which it has joint venture or other interests, effective as of December 30, 2008 (the "Resignation Date"). After the Resignation Date, Employee shall not be entitled to the receipt of any further payments or benefits from Colonial other than those expressly provided for in this Agreement and the Consulting Agreement dated the same date as this Agreement. Colonial hereby accepts on behalf of Colonial and its directly and indirectly owned subsidiaries, affiliates, joint ventures and other entities such resignation.
     2. Employee shall be paid the unpaid portion of Employee’s base salary through the Resignation Date, payable no later than the next regular payroll period following the Resignation Date.
          (a) Employee’s benefits shall terminate as of the Resignation Date in accordance with the terms of Colonial’s benefits plans and its standard policies and procedures, and Employee shall not be entitled after the Resignation Date to participate in or accrue benefits under any plan of Colonial relating to stock options, stock purchases, restricted stock, performance shares, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, housing allowance, car allowance, or other retirement or employee benefits, except as expressly provided in this Agreement or applicable law; provided, however, that nothing herein shall affect Employee’s right to receive his vested and accrued benefits under the Company’s 401(k) plan, his right to continued health care coverage pursuant to the COBRA and his conversion rights, if any, under the Company’s disability or life insurance plans. Employee acknowledges that he and his dependants have no rights to continued benefits under Colonial’s group health plans other than those established pursuant to COBRA. Further, Employee acknowledges that if he elects COBRA continuation coverage with respect to Colonial’s group health plans, Colonial will charge a premium for such coverage in accordance with the limitations of COBRA.
          (b) Colonial shall reimburse Employee for appropriate and reasonable expenses incurred on or before the Resignation Date, if any, in accordance with its applicable policies and procedures. Employee shall submit such requests for reimbursement within 30 days of the Resignation Date, and Colonial will reimburse Employee as promptly as practicable after the submission of such requests, but in any event, within 60 days of their submission.
          (c) In consideration of Employee’s execution of this Agreement and compliance with its terms, Colonial agrees to pay Employee One Million Two Hundred Fifty Thousand Dollars ($1,250,000), less applicable ordinary payroll deductions (the “Severance Payment”). Such amount shall be paid no later than December 31, 2008. In the event Employee subsequently exercises his revocation right pursuant to Section 6 below, Employee shall immediately repay the Severance Payment to the Company.
          (d) The Company agrees to pay to Employee any annual incentive award for his service during 2008 as awarded by the Executive Compensation Committee (the “Compensation Committee”) of the Board of Trustees of the Company under the terms of the Company’s existing 2008 annual non-equity incentive compensation program (the “2008 Program”), in cash, to the extent provided in the next sentence. Any amount payable under the immediately preceding sentence: (i) shall be paid in cash promptly following the determination of awards for executive officers under the 2008 Program by the Compensation Committee and (ii) shall equal the cash value of the amount, if any, awarded to the Company’s Chief Executive Officer (i.e., the person serving as Chief Executive Officer for the majority of the 2008 calendar year) for his service during 2008 under the 2008 Program (it being understood that Employee shall not receive any annual incentive award for his service during 2008 under the 2008 Program unless the Compensation Committee awards an annual incentive award to such Chief Executive Officer for his service during 2008 under the 2008 Program). The Company shall further reimburse Employee for legal fees not to exceed Ten Thousand Dollars ($10,000).
          (e) Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, are intended to comply with the requirements of Section 409A. To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax on Employee under Section 409A, Colonial will reasonably cooperate with Employee to amend this Agreement and related documents such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this Agreement or the arrangements hereunder to either party.
     3. All share option, restricted share, performance share and other equity awards held by Employee shall be forfeited and terminate as of the Resignation Date regardless of the terms in the award agreements governing such equity awards. Colonial and Employee agree that the provision of services pursuant to the Consulting Agreement will not be considered to be services for purposes of any equity award agreement held by Employee immediately prior to the Resignation Date.
     4. In consideration of the payment(s) and terms set forth in paragraph two, Employee agrees to hereby release, acquit, discharge and hold harmless Colonial, Colonial Properties Trust CRT, Inc., Colonial Properties Services, Inc., Colonial Construction Services, LLC, Colonial Realty Limited Partnership, and all of their respective parent(s), related or affiliated companies, members, subsidiaries, assigns, predecessors or transferees, and all of the present and former directors, officers, employees, servants, agents, partners and members of each of those entities (collectively “Colonial”), from any and all claims whatsoever of any kind or nature, known or unknown, including but not limited to all claims arising out of or in any way connected with the employment of Employee by Colonial, or service as a trustee of Colonial, including but not limited to any and all claims for pay, benefits, damages, or any other relief which were, might or could have been asserted by Employee in any court or before any administrative agency under any of the following federal, state or local statutes, laws, rules and/or ordinances:
          (a) the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veterans’ Readjustment Assistance Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; and any amendments to any of the foregoing;
          (b) the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. § 143-422.1 et seq.; the North Carolina Communicable Disease Law, N.C. Gen. Stat. § 130A-148; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. §§ 168A-1 et seq.; the North Carolina Discrimination on the Basis of Sickle Cell Trait Law, N.C. Gen. Stat. § 95-28.1; the North Carolina Genetic Testing Law, N.C. Gen. Stat. § 95-28.1A; the North Carolina Smokers’ Rights Law, N.C. Gen. Stat. § 95-28.2; the North Carolina Human Relations Commission Bias Law, N.C. Gen. Stat. § 143B-391; the North Carolina Retaliatory Employment Discrimination Law, N.C. Gen. Stat. §§ 95-240 et seq.; the North Carolina Parental Leave for School Involvement Law, N.C. Gen. Stat. § 95-28.3; N.C. Gen. Stat. § 14-357.1 (prohibition on requiring payment of medical examination as condition of employment); N.C. Gen. Stat. §§ 14-355 et seq. (prohibition of blacklisting); N.C. Gen. Stat. §§ 66-57.1 -.2 (employee’s right to inventions); N.C. Gen. Stat. §§ 95-241 et seq. (workers’ compensation retaliation); N.C. Gen. Stat. § 96-15.1(a)-(d) (adverse action for participation in proceeding under Employment Security Act); N.C. Gen. Stat. § 9-32 (adverse action because of jury service); the North Carolina Private Protective Services Act, N.C. Gen. Stat. §§ 74C-1 et seq.; the North Carolina National Guard Reemployment Rights Act, N.C. Gen. Stat. §§ 127A-201

et seq.; N.C. Gen. Stat. §§ 95-230 et seq. (drug testing); N.C. Gen. Stat. § 1-539.12 (job reference immunity); N.C. Gen. Stat. §§ 168-1 et seq. (discrimination against handicapped persons in public places); the North Carolina Wage and Hour Act, N.C. Gen. Stat. §§ 95-25.1 et seq.; N.C. Gen. Stat. §§ 95-78 — 94 (discrimination based on association or non-association with labor union); N.C. Gen. Stat. § 95-151 (discrimination under Occupational Safety and Health Act of North Carolina); and any amendments to any of the foregoing; and
          (c) any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation the United States Constitution, the Constitution of the State of North Carolina, and any law related to contracts, torts, discrimination, terms and conditions of employment, employee benefits or termination of employment, to the full extent that such a release is allowed by law.
          (d) Provided, however, that the release set forth above shall not affect Employee’s vested benefits under the Company’s 401(k) plan, any rights or obligations of the Company pursuant to this Agreement or the Consulting Agreement, any shares of the Company held by Employee, or any obligations to indemnify Employee pursuant to the terms of the Company’s by-laws, articles of incorporation, operating agreements, governance documents or any other provisions granting Employee indemnity with respect to actions undertaken as an officer, director, trustee or employee of the Company. In addition, to the extent the Company continues to maintain directors’ and officers’ liability insurance (but in no event longer than six years from the date hereof), the Company further agrees to maintain for Employee, with respect to acts and omissions preceding said Resignation Date, directors’ and officers’ liability insurance with the same limits and the same terms and conditions as the Company’s other officers and trustees.
     5. Employee acknowledges that Employee is aware of Employee’s rights under the laws specifically and generally described in paragraph four, and Employee waives those rights to the full extent that waiver is allowed by law.
     6. The following subparagraphs (a)-(d) apply solely to Employee’s waiver of rights and claims under the Age Discrimination in Employment Act (“ADEA”), for which waiver Employee has by this Agreement received consideration to which Employee is not otherwise entitled:
          (a) Employee does not waive rights or claims that may arise under the ADEA after Employee executes this Agreement;
          (b) Employee is advised to consult with an attorney before executing this Agreement;
          (c) Employee has twenty-one (21) days, which Employee agrees is a reasonable and sufficient amount of time, to consider the waiver of rights and claims under the ADEA; and
          (d) Employee may revoke Employee’s waiver of rights and claims under the ADEA during a period of seven (7) days following his execution of this Agreement, but if Employee exercises the right to revoke, Employee must return all consideration except Twenty-five Dollars ($25.00) paid by Colonial for Employee’s execution of this Agreement. Such revocation shall be ineffective unless it is communicated in writing to Colonial within seven (7) days after the date of Employee’s execution of this Agreement.
     7. If any provision of this Agreement imposes a condition precedent, a penalty or any limitation adversely affecting Employee’s right to challenge the validity of the Agreement, or any portion thereof, such provision does not apply to any dispute about the validity of this Agreement, or any portion thereof, as it relates to the ADEA or the Older Workers Benefit Protection Act, both as amended.
     8. In consideration of the payment and terms set forth above, Employee further agrees:
          (a) to be reasonably available, assist and cooperate fully and truthfully, at Colonial’s reasonable request, with Colonial’s or its attorneys’ investigation of any matter or their participation in any proceedings, negotiations, or arbitrations, judicial or otherwise, growing out of or involving Colonial and/or Employee’s employment with Colonial (Colonial shall reimburse Employee for reasonable expenses, if any, Employee incurs while complying with this obligation);
          (b) to refrain from knowingly making any false, disparaging or derogatory statements about Colonial or any of its respective officers, agents or employees. Notwithstanding the above, any disclosure made by Employee that is required by valid legal process (subpoena or court order) shall not be considered a violation of this Section 8(b); provided, however, that with respect to legal process in any nongovernmental proceeding Employee must promptly notify the Company of his receipt of such process and provide the Company with a reasonable opportunity to contest the validity of the process before Employee responds to such process;
          (c) that the payment and terms described in paragraph one shall not be considered an admission of liability or guilt in any manner whatsoever but is solely for the purpose of resolving doubtful and disputed claims, and that the payment also represents payment in full satisfaction of (i) the Employee’s accrued but unused vacation and leave and (ii) all claims for back pay, benefits, compensatory, punitive and liquidated damages, costs, expenses and attorney’s fees arising out of or pertaining to Employee’s employment with Colonial and/or under or related to the laws described specifically and generally in paragraphs two and four;
          (d) not to institute or voluntarily participate in, as a class member or otherwise, any civil action against Colonial that concerns any matter encompassed by this release;
          (e) not to seek employment or reemployment with Colonial;
          (f) that the Employee will not be entitled to any bonus or incentive payment for 2008 that might otherwise be payable to Employee for any reason, except to the extent otherwise provided herein.
     9. In consideration of the releases and other obligations of Employee set forth herein, the Company agrees that its executive officers and trustees will refrain from making any false, disparaging or derogatory about Employee. Provided, however, that nothing herein shall be construed to preclude any statement made by the Company’s executive officers or trustees under oath pursuant to duly issued process or preclude the Company from complying fully with its obligations pursuant to the Securities Exchange Act of 1934. The Company will provide Employee an advance copy of the portion of its public announcement relating to Employee’s resignation. Employee shall be provided an opportunity to comment on such language but the final determination concerning such language shall be made by the Company.
     10. The parties agree that for purposes of this Agreement the terms identified below shall be defined as follows:
          (a) “Trade Secret” means any information, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, a financial plan, a product plan, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and (i) from which the Company derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under circumstances to maintain its secrecy.
          (b) “Confidential Information” means any secret, confidential or proprietary information of the Company not otherwise included in the definition of “Trade Secret” but excluding information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the person or entity to which such information pertains. Confidential information includes, but is not limited to, Colonial’s agreements, customer lists, customer’s requirements, mailing lists, pricing information (including pricing strategy), business projections, financial information, product production procedures and techniques, technology, marketing plans and strategies, business plans and strategies, employee information, employee communication, proprietary information, product information, consumer information, sales, leasing and pricing information, attorney-client communications or any other confidential or proprietary information relating to Colonial or its businesses.
          (c) “Nondisclosure Period” means the period beginning on the date of this Agreement and ending two (2) years thereafter.
     11. In consideration of the payment and terms described in paragraph two, Employee agrees that he shall hold in confidence and in a fiduciary capacity for the benefit of Colonial, all Trade Secrets of Colonial that came into his knowledge during his employment by Colonial and shall not directly or indirectly disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of Colonial for as long as the information remains a Trade Secret or in the normal course of services provided pursuant to the Consulting Agreement. This Agreement in no way limits or diminishes the rights Colonial may have under State common law or statute governing the protection of Trade Secrets.
     12. In consideration of the payment and terms described in paragraph two, Employee agrees that, during the Nondisclosure Period, he will hold in confidence and in a fiduciary capacity for the benefit of Colonial, all Confidential Information of Colonial that came into his knowledge during his employment by Colonial and services as a trustee of Colonial (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) and will not directly or indirectly disclose, publish or make use of such Confidential Information, except as authorized by Colonial in connection with the performance of Employee’s duties or in the normal course of Employee’s service pursuant to the Consulting Agreement, without the prior written consent of Colonial. This Agreement in no way limits or diminishes the rights Colonial may have under State common law or statute governing the protection of Confidential Information.
     13. In consideration of the payment and terms described in paragraph two, Employee agrees to promptly deliver to Colonial all files, memoranda, notes, records, reports, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee’s services for Colonial, the business of Colonial, or containing Trade Secrets or Confidential Information regarding Colonial’s business, whether made or compiled by Employee or furnished to Employee by virtue of his employment with Colonial. This obligation shall not require Employee to return such information reasonably required by him in discharge of his obligations pursuant to the Consulting Agreement until the end of the term of such Consulting Agreement.
     14. Employee recognizes that because of the personal nature of Colonial’s business, Colonial’s employees are one of Colonial’s most valuable business assets. Furthermore, Employee recognizes that the skill, knowledge, training and experience that Colonial’s employees have acquired from their employment are fundamental to the health and prosperity of Colonial’s business. Employee also recognizes that Colonial’s investment in its employees is a protectable business interest. In consideration of the payment and terms described in paragraph two, Employee covenants and agrees that during the Nondisclosure Period, he will not, either directly or indirectly, solicit, cause or encourage any individual employed by Colonial to terminate his employment with Colonial.
     15. In consideration of the payment and terms described in paragraph two, Employee agrees that during the period in which he is providing service pursuant to the Consulting Agreement, Employee will not (i) directly or indirectly perform services for another person or entity that conflict with the services being performed by Employee under the Consulting Agreement or (ii) engage in sales, marketing or related activities on behalf of Employee or any other person or entity in competition with Colonial with respect to the matters for which Employee is providing services under the Consulting Agreement; provided, however, that Employee may request a waiver of this provision, with such waiver to be granted at the sole discretion of Colonial. Employee agrees that this restriction and all other restrictions contained in this Agreement are reasonable and do not restrict Employee any more than is reasonably necessary to protect the legitimate business interests of Colonial.

     16. Employee agrees that he shall comply with his obligation to pay all federal and state income taxes with respect to the payments made to him pursuant to paragraph two, and shall indemnify Colonial from any tax liability, penalty or interest that Colonial may incur as a result of his failure to comply with this obligation.
     17. A failure on the part of either party to insist on strict performance of any term of this Agreement in one or more instances shall not be construed as a waiver or relinquishment of that party’s right to insist on strict performance in the future.
     18. Employee agrees that Employee’s breach of paragraphs 10-15 of this Agreement may result in irreparable harm and injury to Colonial and may cause damage to Colonial in such a way that it would be impossible to calculate actual damages. Any such breach will entitle Colonial to injunctive relief restraining Employee from continued violations, and will entitle Colonial to any and all remedies provided by law with respect to such breach.
     19. Colonial may, without the consent of Employee, assign its rights and obligations under this Agreement to any successor entity. The Company shall ensure that all such successors and assigns perform the Company’s obligations under this Agreement and the Consulting Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
     20. In the event that either party commences legal action to enforce the terms of this Agreement and prevails to any extent in the action, the non-prevailing party shall be liable for and must pay the costs, expenses and reasonable attorney’s fees that the prevailing party incurs in the action.
     21. Should a court deem any provision of this agreement to be unenforceable in whole or in part, it shall not affect the legality or enforceability of the remainder of such provision or any other provision of this agreement, which shall survive and remain enforceable.
     22. This Agreement constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, statements or representations, oral or written, not herein contained. Both parties hereby acknowledge and agree that in executing this Agreement they have not relied upon or been induced, persuaded or motivated by any promise or representation made by the other party unless expressly set forth herein and that the other party has not made any promise or representation except those expressly set forth herein. All previous negotiations, statements and any preliminary instruments prepared by the parties or their representatives are merged in this Agreement.
     23. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama.
     24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

I HAVE READ THE FOREGOING SEVERANCE AGREEMENT AND GENERAL RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE CONSULTED MY ATTORNEY ABOUT IT OR BEEN GIVEN MORE THAN AMPLE TIME TO CONSULT WITH MY ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS 30TH DAY OF DECEMBER, 2008. I FURTHER UNDERSTAND AND AGREE THAT IN ORDER FOR THIS AGREEMENT TO BE VALID, IT MUST BE SIGNED AND RETURNED BY ME TO JOHN RIGRISH NO LATER THAN 5:00 PM ON DECEMBER 31, 2008.

/s/ Weston M. Andress
WESTON M. ANDRESS

COLONIAL PROPERTIES TRUST
/s/ John P. Rigrish
John P Rigrish
Chief Administrative Officer & Corporate Secretary

COLONIAL PROPERTY SERVICES, INC.
/s/ John P. Rigrish
John P Rigrish
Chief Administrative Officer & Corporate Secretary